               AMERICAN CENTURY STRATEGIC ASSET ALLOCATIONS, INC.

                             ARTICLES SUPPLEMENTARY

     AMERICAN CENTURY STRATEGIC ASSET ALLOCATIONS, INC., a Maryland corporation whose principal Maryland office is located in Baltimore, Maryland (the
"Corporation"), hereby certifies to the State Department of Assessments and
Taxation of Maryland that:

     FIRST: The Corporation is registered as an open-end company under the
Investment Company Act of 1940.

     SECOND: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Section 2-605(a)(4) of the Maryland General Corporation Law,
the Board of Directors of the Corporation has renamed the duly established and allocated series of the Corporation's stock as follows:

        New Series Name                              Prior Series Name
        ---------------                              -----------------
        Newton Fund                                  EmVee Fund

     The name change shall be effective on August 2, 2004.

     THIRD: The Board of Directors of the Corporation duly adopted resolutions renaming the Series, as set forth in Article SECOND.

     FOURTH: Pursuant to authority expressly vested in the Board of Directors by
Article FIFTH and Article SEVENTH of the Articles of Incorporation of the
Corporation, the Board of Directors of the Corporation has allocated One Billion
(1,000,000,000) shares of the One Billion (1,000,000,000) shares of the authorized capital stock of the Corporation, par value One Cent ($0.01) per share for an aggregate par value of Ten Million Dollars ($10,000,000). As a result of the action taken by the Board of Directors referenced in Article
FOURTH of these Articles Supplementary, the four (4) Series of stock of the
Corporation and the number of shares and aggregate par value of each is as follows:

         Series                          Number of Shares    Aggregate Par Value

Strategic Allocation: Conservative Fund     260,000,000          $2,600,000

Strategic Allocation: Moderate Fund         480,000,000          $4,800,000

Strategic Allocation: Aggressive Fund       250,000,000          $2,500,000

Newton Fund                                  10,000,000            $100,000

The par value of each share of stock in each Series is One Cent ($0.01) per share.

     FIFTH: Pursuant to authority expressly vested in the Board of Directors by
Article FIFTH and Article SEVENTH of the Articles of Incorporation, the Board of
Directors of the Corporation (a) has duly established classes of shares (each hereinafter referred to as a "Class") for the Series of the capital stock of the
Corporation and (b) has allocated the shares designated to the Series in Article
FOURTH above among the Classes of shares. As a result of the action taken by the
Board of Directors, the Classes of shares of the four (4) Series of stock of the
Corporation and the number of shares and aggregate par value of each is as follows:

                                                             Number of
                                                                Shares    Aggregate
             Series Name                   Class Name     as Allocated    Par Value

Strategic Allocation: Conservative Fund    Investor       140,000,000    $1,400,000
                                           Institutional   70,000,000       700,000
                                           Service                  0             0
                                           Advisor         50,000,000       500,000

Strategic Allocation: Moderate Fund        Investor       245,000,000    $2,450,000
                                           Institutional  125,000,000     1,250,000
                                           Service                  0             0
                                           Advisor        100,000,000     1,000,000
                                           C                5,000,000       500,000
                                           R                5,000,000       500,000

Strategic Allocation: Aggressive Fund      Investor       155,000,000    $1,550,000
                                           Institutional   20,000,000       200,000
                                           Service                  0             0
                                           Advisor         70,000,000       700,000
                                           C                5,000,000        50,000

Newton Fund                                Investor        10,000,000      $100,000

     SIXTH: Except as otherwise provided by the express provisions of these
Articles Supplementary, nothing herein shall limit, by inference or otherwise, the discretionary right of the Board of Directors to serialize, classify or reclassify and issue any unissued shares of any Series or Class or any unissued shares that have not been allocated to a Series or Class, and to fix or alter all terms thereof, to the full extent provided by the Articles of Incorporation of the Corporation.

     SEVENTH: A description of the series and classes of shares, including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions for redemption is set forth in the Articles of Incorporation of the Corporation and
is not changed by these Articles Supplementary, except with respect to the creation and/or designation of the various Series.

     EIGHTH: The Board of Directors of the Corporation had classified as Series the authorized capital stock of the Corporation and has allocated shares to each
Series as set forth in these Articles Supplementary.

     IN WITNESS WHEREOF, AMERICAN CENTURY STRATEGIC ASSET ALLOCATIONS, INC. has
caused these Articles Supplementary to be signed and acknowledged in its name and on its behalf by its Vice President and attested to by its Assistant
Secretary on this 20th day of July, 2004.

                                            AMERICAN CENTURY STRATEGIC
ATTEST:                                     ASSET ALLOCATIONS, INC.

/s/ Anastasia H. Enneking                   /s/ Charles C.S. Park
------------------------------              ----------------------------------
Name:  Anastasia H. Enneking                Name:   Charles C.S. Park
Title:  Assistant Secretary                 Title:  Vice President

     THE UNDERSIGNED Vice President of AMERICAN CENTURY STRATEGIC ASSET
ALLOCATIONS, INC., who executed on behalf of said Corporation the foregoing
Articles Supplementary to the Charter, of which this certificate is made a part, hereby acknowledges, in the name of and on behalf of said Corporation, the foregoing Articles Supplementary to the Charter to be the corporate act of said
Corporation, and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects under the penalties of perjury.

                                            /s/ Charles C.S. Park
Dated:  July 20, 2004                       ----------------------------------
                                            Charles C.S.Park, Vice President